B Y E - L A W S
of
PartnerRe Ltd.
INTERPRETATION
1.    Interpretation

1.1	In these Bye-Laws, unless the context otherwise requires:
“Affiliate” means, with respect to any specified person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. The term
“Affiliated” shall have the correlative meaning.
“Alternate Director” means an Alternate Director appointed to the Board in accordance with Bye-Law 26;
“Bermuda” means the Islands of Bermuda;
“Board” means the Board of Directors of the Company appointed pursuant to these Bye Laws and acting by resolution as provided for in the Companies Acts and in these Bye Laws or the Directors present at a meeting of Directors at which there is a quorum;
“Code” means the United States Internal Revenue Code of 1986, as amended;
“Common Shares” means the common shares of the Company, par value $1.00 per share;
“Company” means the company incorporated in Bermuda having the name of PartnerRe Ltd.;
“Companies Acts” means every Bermuda statute from time to time in force concerning companies insofar as the same applies to the Company;
“Confidential Information” shall have the meaning given such term in Bye- Law 6.9;
“Controlled Shares” of a person means Shares that would be treated as owned by such person under the rules set forth in section 958 of the Code;
“Covered Manager Person” shall have the meaning given such term in Bye- Law 29.1;
“Director” means such person or persons as shall be appointed to the Board from time to time pursuant to these Bye-Laws and includes an Alternate Director;
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
“EXOR Group” means EXOR Nederland N.V. (“EXOR”), a naamloze vennotschap organized under the laws of Kingdom of the Netherlands, and each of its Affiliates or subsidiaries that becomes a Shareholder and each of their respective successors;
“EXOR Group Member” means any member of the EXOR Group;
“Indemnified Person” means any Director, Officer, Resident Representative, member of a committee duly constituted under these Bye-Laws and any liquidator or manager for the time being acting in relation to the affairs of the Company, and his heirs, executors and administrators;
“Indemnified Person-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, or other legal entity (other than the Company, any other person controlled by the Company or the insurer under and pursuant to an insurance policy of the Company or any such controlled person) from whom an Indemnified Person may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company or any other person controlled by the Company may also have an indemnification or advancement obligation;
“Majority Common Shareholder” means EXOR (or its designee) or any other EXOR Group Member individually or collectively holding a majority of the total combined voting power of the Common Shares;
“Majority Shareholder Director Designee” means a Director that also serves as a director or officer of the Majority Common Shareholder or any of its Affiliates;
“Manager” shall have the meaning given such term in Bye-Law 29.1;
“Meeting Date” shall have the meaning given such term in Bye-Law 40.2;
“Officer” means a person appointed by the Board pursuant to these Bye-Laws and shall not include an auditor of the Company;
“Own or Control” means, with respect to the Company’s Shares, own under the rules set forth in section 958 of the Code;
“Paid-Up” means paid-up or credited as paid-up;
“Record Date Holder” shall have the meaning given such term in Bye-Law 37.2.1;
“Register” means the Register of Shareholders of the Company maintained by the Company in Bermuda and, except in Bye-Law 11, includes any branch register;
“Registered Office” means the registered office of the Company which shall be at such place in Bermuda as the Board shall from time to time determine;
“Relevant Shares” shall have the meaning given such term in Bye-Law 40.2.2;
“Resident Representative” means (if any) the individual (or, if permitted in accordance with the Companies Acts, the company) appointed to perform the duties of resident representative set out in the Companies Acts and includes any assistant or deputy Resident Representative appointed by the Board to perform any of the duties of the Resident Representative;
“Resolution” means a resolution of the Shareholders passed in general meeting or, where required, of a separate class or separate classes of Shareholders passed in a separate general meeting or in either case adopted by resolution in writing, in accordance with the provisions of these Bye-Laws;
“Seal” means the common seal of the Company and includes any authorised duplicate thereof;
“Secretary” means the individual or the company appointed by the Board to perform any of the duties of the Secretary and includes a temporary or assistant or deputy Secretary;
“Service” shall have the meaning given such term in Bye-Law 6.9;
“Share” means share in the capital of the Company and includes a fraction of a share;
“Shareholder” means a shareholder of the Company;
“Specified Place” means the place, if any, specified in the notice of any meeting of the Shareholders, or adjourned meeting of the Shareholders, at which the chairman of the meeting shall preside;
“Ten Percent Shareholder” means a person who Owns or Controls more than 9.9% of the total combined voting power of all classes of Shares entitled to vote at a general meeting of the Company’s Shareholders or in any other circumstance in which the Company’s Shareholders are entitled to vote;
“Treasury Share” means a Share that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled; and
“these Bye-Laws” means these Bye-Laws, as amended from time to time.

1.2	Words importing only the singular number include the plural number and vice versa.

1.3	Words importing only the masculine gender include the feminine and neuter genders respectively.

1.4	Words importing persons include companies or associations or bodies of persons, whether corporate or not.

1.5	A reference to writing shall include typewriting, printing, lithography, photography, facsimile and electronic record.

1.6
Any words or expressions defined in the Companies Acts in force at the date when these Bye-Laws or any part thereof are adopted shall bear the same meaning in these Bye-Laws or such part (as the case may be).

REGISTERED OFFICE
2.    Registered Office
The Registered Office shall be at such place in Bermuda as the Board shall from time to time appoint.
SHARES AND SHARE RIGHTS
3.    Share Rights

3.1
Subject to any special rights conferred on the holders of any Share or class of Shares, any Share in the Company may be issued with or have attached thereto such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Board may determine.

3.2	Subject to the Companies Acts, any preference Shares may, with the approval of the Board, be issued on terms:

3.2.1	that they are to be redeemed on the happening of a specified event or on a given date; and or,

3.2.2	that they are liable to be redeemed at the option of the Company; and/or,

3.2.3
if authorised by the memorandum of association of the Company, that they are liable to be redeemed at the option of the holder. The terms and manner of redemption shall be provided for in such form as the Board may determine and shall be attached to but shall not form part of these Bye-Laws.

3.3
The Board may, at its discretion and without the sanction of a Resolution, authorise the acquisition by the Company of its own Shares, of any class, at any price (whether at par or above or below par), and any Shares to be so purchased may be selected in any manner whatsoever, to be held as Treasury Shares or otherwise, upon such terms as the Board may in its discretion determine, PROVIDED ALWAYS that such acquisition is effected in accordance with the provisions of the Companies Acts. The whole or any part of the amount payable on any such acquisition may be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts.

3.4
All the rights attaching to a Treasury Share shall be suspended and shall not be exercised by the Company in respect of any such Treasury Share and, except where required in accordance with the Companies Act, all Treasury Shares shall be excluded from the calculation of any percentage or fraction of the Company’s share capital, or shares of the Company.

4.    Modification of Rights

4.1
Notwithstanding Bye-Law 18.2 and subject to the Companies Acts, all or any of the special rights for the time being attached to any class of Shares for the time being issued may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the holders of not less than seventy five percent (75%) of the issued Shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of not less than seventy five percent (75%) of the issued Shares of that class, voting in person or by proxy. To any such separate general meeting, all the provisions of these Bye-Laws as to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be two (2) or more persons holding or representing by proxy any of the Shares of the relevant class, that every holder of Shares of the relevant class shall be entitled on a poll to one vote for every such Share held by him and that any holder of Shares of the relevant class present in person or by proxy may demand a poll; PROVIDED HOWEVER, that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum.

4.2
For the purposes of this Bye-Law 4, unless otherwise expressly provided by the rights attached to any Shares or class of Shares, those rights attaching to any class of Shares for the time being shall not be deemed to be altered by:

4.2.1	the creation or issue of further Shares ranking pari passu with them;

4.2.2	the creation or issue of further Shares ranking as regards participation in the profits or assets of the Company or otherwise in priority to them; or

4.2.3	the purchase, acquisition or redemption by the Company of any of its own Shares.
5.     Shares

5.1
Subject to the provisions of these Bye-Laws, the unissued Shares (whether forming part of the original capital or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may determine.

5.2
Subject to the provisions of these Bye-Laws, any Shares of the Company held by the Company as Treasury Shares shall be at the disposal of the Board, which may hold all or any of the Shares, dispose of or transfer all or any of the Shares for cash or other consideration, or cancel all or any of the Shares.

5.3	The Board may in connection with the issue of any Shares exercise all powers of paying commission and brokerage conferred or permitted by law. Subject to the provisions of the Companies Acts, any such commission or brokerage may be satisfied by the payment of cash or by the allotment of fully or partly paid Shares or partly in one way and partly in the other.

5.4
Shares may be issued in fractional denominations and in such event the Company shall deal with such fractions to the same extent as its whole Shares, so that a Share in a fractional denomination shall have, in proportion to the fraction of a whole Share that it represents, all the rights of a whole Share, including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.

5.5
Except as ordered by a court of competent jurisdiction or as required by law, no person shall be recognised by the Company as holding any Share upon trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or in any fractional part of a Share or (except only as otherwise provided in these Bye-Laws or by law) any other right in respect of any Share except an absolute right to the entirety thereof in the registered holder.

6.    Certain Limitations on Ownership and Voting of Shares

6.1
Notwithstanding any provision to the contrary in these Bye-Laws but subject to the provisions of this Bye-Law 6.1, no person (other than any EXOR Group Member) shall be permitted to (i) Own or Control Shares in excess of 9.9% of the outstanding Shares (determined by value) or (ii) be a Ten Percent Shareholder (determined without regard to Bye-Laws 6.3, 6.4 and 6.5). Accordingly, no person (other than any EXOR Group Member) shall be registered as the holder of Shares, no Shares may be issued, purchased or transferred (including by reason of the death of a Shareholder), and no alteration of capital may occur if as a result of such registration, issuance, purchase, transfer or alteration, as applicable, a person would (i) Own or Control Shares in excess of 9.9% of the outstanding Shares (determined by value) or (ii) be a Ten Percent Shareholder (determined without regard to Bye-Laws 6.3, 6.4 and 6.5). Notwithstanding the foregoing, the Board may waive the restrictions set forth in this Bye-Law, in its discretion and on a case by case basis.

6.2
Notwithstanding any provision to the contrary in these Bye-Laws, if the Board reasonably determines that ownership by any Shareholder (other than any EXOR Group Member) of the Company’s Shares may result in (i) a person being a Ten Percent Shareholder (determined without regard to Bye-Laws 6.3, 6.4 and 6.5) or (ii) any non-de minimis adverse tax, legal or regulatory consequences to the Company, any subsidiary of the Company, or any Shareholder or Affiliate of a Shareholder, the Company will have the option but not the obligation to purchase the minimum number of Shares held by such Shareholder that is necessary so that after such purchase such person is not a Ten Percent Shareholder (determined without regard to Bye-Laws 6.3, 6.4 and 6.5), or is necessary to eliminate such non-de minimis adverse tax, legal or regulatory consequences, in each case, at a price determined in the reasonable discretion of the Board to represent such Shares’ fair market value; provided that if the Shares are traded on a securities exchange in or outside the United States, the fair market value per Share shall be determined by the Board based on the last sales price per Share on such exchange or, if there is none, the average of the bid and asked price per Share on such exchange, in each case for the ten business days prior to the purchase date. The Board will use reasonable efforts to ensure equal treatment to similarly situated Shareholders to the extent possible under the circumstances in connection with the application of this Bye-Law 6.2.

6.3
If, but for the application of this Bye-Law 6.3, any person (other than any EXOR Group Member) would be a Ten Percent Shareholder, notwithstanding any provision to the contrary in these Bye-Laws, the votes conferred by the Controlled Shares of such person are hereby reduced (and shall be automatically reduced in the future) by whatever amount is necessary so that after any such reduction such person shall not be a Ten Percent Shareholder. Notwithstanding the foregoing, the Board may waive the restrictions set forth in this Bye-Law, in its discretion and on a case by case basis.

6.4
In determining the reduction in votes conferred by Controlled Shares pursuant to Bye-Law 6.3, the reduction in the vote conferred by the Controlled Shares of any person shall be effected proportionately among all the Controlled Shares of such person; PROVIDED, HOWEVER, that if a Shareholder owns, or is treated as owning by the application of section 958 of the Code, interests in another Shareholder, any reduction in votes conferred by Controlled Shares of such Shareholder (determined solely on the basis of Shares held directly by such Shareholder and Shares attributed from such other Shareholder) shall first be effected by reducing the votes conferred on the Shares held directly by the Shareholder that owns directly or through another entity an interest in such other Shareholder.

6.5
Notwithstanding any provision to the contrary in these Bye-Laws, in addition to any other provision of Bye-Law 6.3, Shares shall not carry rights to vote, or shall have reduced voting rights, to the extent that the Board reasonably determines that it is necessary that such Shares should not carry the right to vote or should have reduced voting rights in order to avoid non-de minimis adverse tax, legal or regulatory consequences to the Company, any subsidiary of the Company or any Shareholder or Affiliate of a Shareholder; PROVIDED, that the Board will use reasonable efforts to exercise such discretion equally among similarly situated Shareholders (to the extent possible under the circumstances).

6.6
The votes that are reduced pursuant to Bye-Laws 6.3, 6.4 or 6.5 shall be conferred proportionately among the Shares held by the other Shareholders; PROVIDED, however, that no Shares shall be conferred votes to the extent that so doing would cause any person (other than any EXOR Group Member) to be a Ten Percent Shareholder (without regard to any other adjustments to voting power pursuant to this Bye-Law 6).

6.7
Prior to any vote being cast on a resolution proposed at a meeting, the Board shall make a determination regarding any adjustments to be made pursuant to this Bye-Law 6, and shall notify the Shareholders of the voting power conferred by their Shares at such meeting.

6.8
Notwithstanding any provision to the contrary in these Bye-Laws, the Company shall have the authority to request from any Shareholder, and such Shareholder shall provide to the Company, such information as the Company may reasonably request for the purpose of implementing this Bye-Law 6. If a Shareholder fails to timely respond to a request for information from the Company pursuant to this Bye-Law, or submits incomplete or inaccurate information in response to such a request, the Board may in its reasonable discretion determine that such Shareholder’s Shares shall carry no or reduced, as the case may be, voting rights until otherwise determined by the Board in its reasonable discretion.

6.9
Any information provided by a Shareholder to the Company pursuant to Bye- Law 6.8 shall be deemed “confidential information” (the “Confidential Information”) and shall be used by the Company solely for the purposes contemplated by this Bye-Law 6 (except as may be required otherwise by applicable law or regulation). The Company shall hold such Confidential Information in strict confidence and shall not disclose any Confidential Information that it receives, except (i) to the Internal Revenue Service (the “Service”) if and to the extent the Confidential Information is required by the Service, (ii) to any outside legal counsel or accounting firm engaged by the Company to make determinations pursuant to this Bye-Law 6 (iii) to officers and employees of the Company or (iv) as otherwise required by law or regulation.

6.10
The Company shall take all measures practicable to ensure the continued confidentiality of the Confidential Information and shall grant the persons referred to in Bye-Law 6.9(ii) and (iii) above access to the Confidential Information only to the extent necessary to allow them to assist the Company in implementing this Bye-Law 6. Prior to granting access to the Confidential Information to such persons, the Company shall inform them of its confidential nature and of the provisions of this Bye-Law and shall require them to abide by all the provisions hereof. For the avoidance of doubt, the Company shall be permitted to disclose to the Shareholders and others the relative voting percentages of the Shareholders after application of this Bye-Law 6. At the written request of a Shareholder, the Confidential Information of such Shareholder shall be destroyed or returned to such Shareholder (in the Company’s sole discretion) after the later to occur of (i) such Shareholder no longer being a Shareholder or (ii) the expiration of the applicable statute of limitations with respect to any consideration to which such Confidential Information is relevant under this Bye-Law 6.

6.11
The Company shall (i) promptly notify a Shareholder (to the extent legally permissible) of any request made to the Company to disclose any Confidential Information provided by or with respect to such Shareholder and, prior to such disclosure, shall (to the extent legally permissible) permit such Shareholder a reasonable period of time to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Bye-Law 6, and (ii) if, in the absence of a protective order, such disclosure is required in the opinion of counsel to the Company, the Company shall make such disclosure without liability hereunder, PROVIDED that the Company shall furnish only that portion of the Confidential Information which is legally required and, upon the request of such Shareholder and at its expense, shall use commercially reasonable efforts to ensure that confidential treatment will be accorded to all such disclosed information.

6.12
Without limiting any protection otherwise provided in these Bye-Laws, neither the Company nor the Board will be liable to the Company, its Shareholders or any other person whatsoever with respect to any determinations made by it in implementing this Bye-Law 6 so long as it has acted in good faith.

7.    Certificates / Uncertificated Shares

7.1
The Shares of the Company shall be represented by certificates, PROVIDED that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its Shares shall be uncertificated Shares. Any such resolution shall not apply to Shares represented by a certificate until such certificate is surrendered to the Company. Except as otherwise provided by the law, the rights and obligations of the holders of uncertificated Shares and the rights and obligations of the holders of Shares represented by certificates of the same class and series shall be identical. In the case of a Share held jointly by several persons, delivery of a certificate to one of several joint holders shall be sufficient delivery to all.

7.2
If a Share certificate is defaced, lost or destroyed, it may be replaced without fee but only on such terms (if any) as to evidence and indemnity and to payment of the costs and out of pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of defacement, on delivery of the old certificate to the Company.

7.3
All certificates for Share or loan capital or other securities of the Company (other than letters of allotment, scrip certificates and other like documents) shall, except to the extent that the terms and conditions relating thereto otherwise provide, be in such form as the Board may determine and issued under the Seal or signed by a Director, the Secretary or any person authorised by the Board for that purpose. The Board may determine, either generally or in any particular case, that any signatures on any such certificates need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon or that such certificates need not be signed by any persons, or may determine that a representation of the Seal may be printed on any such certificates. If any person holding an office in the Company who has signed, or whose facsimile signature has been used on any certificate, ceases for any reason to hold his office, such certificate may nevertheless be issued as though that person had not ceased to hold such office.

7.4
Nothing in these Bye-Laws shall prevent title to any securities of the Company from being evidenced and/or transferred without a written instrument in accordance with regulations made from time to time in this regard under the Companies Acts, and (i) the Board shall have power to implement any arrangements which it may think fit for such evidencing and/or transfer which accord with those regulations and (ii) any such transfer shall be subject to the applicable provisions of Bye-Laws 6 and 13.

8.    Lien

8.1
The Company shall have a first and paramount lien on every Share (other than a fully Paid-Up Share) for all monies (whether presently payable or not, called or payable, at a date fixed by or in accordance with the terms of issue of such Share in respect of such Share) and the Company shall also have a first and paramount lien on every Share (other than a fully Paid-Up Share) standing registered in the name of a Shareholder, whether singly or jointly with any other person, for all the debts and liabilities of such Shareholder or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Shareholder, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Shareholder or his estate and any other person, whether a Shareholder or not. The Company’s lien on a Share shall extend to all dividends payable thereon. The Board may at any time, either generally or in any particular case, waive any lien that has arisen or declare any Share to be wholly or in part exempt from the provisions of this Bye-Law 8.

8.2
The Company may sell, in such manner as the Board may think fit, any Share on which the Company has a lien but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder of the Share.

8.3
The net proceeds of any sale by the Company of any Shares on which it has a lien shall be applied in or towards payment or discharge of the debt or liability in respect of which the lien exists so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the Share prior to the sale) be paid to the person who was the holder of the Share immediately before such sale. For giving effect to any such sale, the Board may authorise a person to transfer the Share sold to the purchaser thereof. The purchaser shall be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, nor shall such purchaser’s title to the Share be affected by any irregularity or invalidity in the proceedings relating to the sale.

8.4
Whenever any law for the time being of any country, state or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payment or empowers any government or taxing authority or government official to require the Company to make any payment in respect of any Shares registered in any of the Company’s registers as held either jointly or solely by any Shareholder or in respect of any dividends, bonuses or other monies due or payable or accruing due or which may become due or payable to such Shareholder by the Company on or in respect of any Shares registered as aforesaid or for or on account or in respect of any Shareholder and whether in consequence of:

8.4.1	the death of such Shareholder;

8.4.2	the non-payment of any income tax or other tax by such Shareholder;

8.4.3	the non-payment of any estate, probate, succession, death, stamp, or other duty by the executor or administrator of such Shareholder or by or out of his estate; or

8.4.4
any other act or thing; in every such case (except to the extent that the rights conferred upon holders of any class of Shares render the Company liable to make additional payments in respect of sums withheld on account of the foregoing):

8.4.4.1	the Company shall be fully indemnified by such Shareholder or his executor or administrator from all liability;

8.4.4.2
the Company shall have a lien upon all dividends and other monies payable in respect of the Shares registered in any of the Company’s registers as held either jointly or solely by such Shareholder for all monies paid or payable by the Company in respect of such Shares or in respect of any dividends or other monies as aforesaid thereon or for or on account or in respect of such Shareholder under or in consequence of any such law together with interest thereon (at a rate not exceeding that permissible under the Interest and Credit Charges (Regulation) Act 1975 of Bermuda) from the date of payment to the date of repayment and may deduct or set off against such dividends or other monies payable as aforesaid any monies paid or payable by the Company as aforesaid together with interest as aforesaid;

8.4.4.3
the Company may recover as a debt due from such Shareholder or his executor or administrator wherever constituted any monies paid by the Company under or in consequence of any such law and interest thereon at the rate and for the period aforesaid in excess of any dividends or other monies as aforesaid then due or payable by the Company; and

8.4.4.4
the Company may, if any such money is paid or payable by it under any such law as aforesaid, refuse to register a transfer of any Shares by any such Shareholder or his executor or administrator until such money and interest as aforesaid is set off or deducted as aforesaid, or in case the same exceeds the amount of any such dividends or other monies as aforesaid then due or payable by the Company, until such excess is paid to the Company.

8.5
Subject to the rights conferred upon the holders of any class of Shares, nothing herein contained shall prejudice or affect any right or remedy which any law may confer or purport to confer on the Company and as between the Company and every such Shareholder as aforesaid, his estate representative, executor, administrator and estate wheresoever constituted or situate, any right or remedy which such law shall confer or purport to confer on the Company shall be enforceable by the Company.

9.    Calls on Shares

9.1
The Board may from time to time make calls upon the Shareholders (for the avoidance of doubt excluding the Company in respect of any nil or partly paid Shares held by the Company as Treasury Shares) in respect of any monies unpaid on their Shares (whether on account of the par value of the Shares or by way of premium) and not by the terms of issue thereof made payable at a date fixed by or in accordance with such terms of issue, and each Shareholder shall (subject to the Company serving upon him at least fourteen (14) days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his Shares. A call may be revoked or postponed as the Board may determine.

9.2	A call may be made payable by instalments and shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

9.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

9.4
If a sum called in respect of the Share shall not be paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for the payment thereof to the time of actual payment at such rate as the Board may determine, but the Board shall be at liberty to waive payment of such interest wholly or in part.

9.5
Any sum which, by the terms of issue of a Share, becomes payable on allotment or at any date fixed by or in accordance with such terms of issue, whether on account of the nominal amount of the Share or by way of premium, shall for all the purposes of these Bye-Laws be deemed to be a call duly made, notified and payable on the date on which, by the terms of issue, the same becomes payable and, in case of non-payment, all the relevant provisions of these Bye-Laws as to payment of interest, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

9.6	The Board may on the issue of Shares differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.
10.    Forfeiture of Shares

10.1
If a Shareholder fails to pay any call or instalment of a call on the day appointed for payment thereof, the Board may at any time thereafter during such time as any part of such call or instalment remains unpaid serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

10.2
The notice shall name a further day (not being less than fourteen (14) days from the date of the notice) on or before which, and the place where, the payment required by the notice is to be made and shall state that, in the event of nonpayment on or before the day and at the place appointed, the Shares in respect of which such call is made or instalment is payable will be liable to be forfeited. The Board may accept the surrender of any Share liable to be forfeited hereunder and, in such case, references in these Bye-Laws to forfeiture shall include surrender.

10.3
If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which such notice has been given may at any time thereafter, before payment of all calls or instalments and interest due in respect thereof has been made, be forfeited by a resolution of the Board to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited Shares and not actually paid before the forfeiture.

10.4
When any Share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the Share but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice as aforesaid.

10.5
A forfeited Share shall be deemed to be the property of the Company and may be sold, re-offered or otherwise disposed of either to the person who was, before forfeiture, the holder thereof or entitled thereto or to any other person upon such terms and in such manner as the Board shall think fit, and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Board shall think fit.

10.6
A person whose Shares have been forfeited shall thereupon cease to be a Shareholder in respect of the forfeited Shares but shall, notwithstanding the forfeiture, remain liable to pay to the Company all monies which at the date of forfeiture were presently payable by him to the Company in respect of the Shares with interest thereon at such rate as the Board may determine from the date of forfeiture until payment, and the Company may enforce payment without being under any obligation to make any allowance for the value of the Shares forfeited.

10.7
An affidavit in writing that the deponent is a Director or the Secretary and that a Share has been duly forfeited on the date stated in the affidavit shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the Share. The Company may receive the consideration (if any) given for the Share on the sale, re-allotment or disposition thereof and the Board may authorise a person to transfer the Share to the person to whom the same is sold, re-allotted or disposed of, and he shall thereupon be registered as the holder of the Share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings relating to the forfeiture, sale, re-allotment or disposal of the Share.

REGISTER OF SHAREHOLDERS
11.    Register of Shareholders
The Register shall be kept at the Registered Office or at such other place in Bermuda as the Board may from time to time direct, in the manner prescribed by the Companies Acts. Subject to the provisions of the Companies Acts, the Company may keep one or more branch registers in any place, and the Board may make, amend and revoke any resolutions as it may think fit respecting the keeping of such registers. The Register or any branch register may be closed at such times and for such period as the Board may from time to time decide, subject to the Companies Acts. Except during such time as it is closed, the Register and each branch register shall be open to inspection in the manner prescribed by the Companies Acts between 10:00 a.m. and 12:00 noon on every working day. Unless the Board otherwise determines, no Shareholder or intending Shareholder shall be entitled to have entered in the Register any indication of any trust or any equitable, contingent, future or partial interest in any Share or any fractional part of a Share and if any such entry exists or is permitted by the Board it shall not be deemed to abrogate any of the provisions of Bye-Law 5.5.
REGISTER OF DIRECTORS AND OFFICERS
12.    Register of Directors and Officers
The Secretary shall establish and maintain a register of the Directors and Officers of the Company as required by the Companies Acts. The register of Directors and Officers shall be open to inspection in the manner prescribed by the Companies Acts between 10:00 a.m. and 12:00 noon on every working day.
TRANSFER OF SHARES
13.    Transfer of Shares

13.1
Subject to the Companies Acts, to Bye-Law 6, and to such other restrictions contained in these Bye-Laws, as may be applicable, any Shareholder may transfer all or any of his Shares by an instrument of transfer in the usual common form or in any other form which the Board may approve in accordance with Bye- Law 7.4.

No such instrument shall be required on the redemption of a Share or on the purchase by the Company of a Share.

13.2
The instrument of transfer (if any) of a Share shall be signed by or on behalf of the transferor and where any Share is not fully-paid, the transferee. The transferor shall be deemed to remain the holder of the Share until the name of the transferee is entered in the Register in respect thereof. Any instrument of transfer when registered may be retained by the Company. The Board may, in its absolute discretion and without assigning any reason therefor, decline to register any transfer of any Share which is not a fully-paid Share. The Board may also decline to register any transfer unless:

13.2.1
the instrument of transfer (if any) is duly stamped (if required by law) and lodged with the Company, accompanied by the certificate for the Shares to which it relates, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer,

13.2.2	the instrument of transfer (if any) is in favour of less than five (5) persons jointly; and

13.2.3
it is satisfied that all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Bermuda or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained.

13.3	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law 13.

13.4	If the Board declines to register a transfer it shall, within three (3) months after the date on which the instrument of transfer (if any) was lodged, send to the transferee notice of such refusal.

13.5
A fee to be determined by the Board shall be charged by the Company for registering any transfer, probate, letters of administration, certificate of death or marriage, power of attorney, stop notice, order of court or other instrument relating to or affecting the title to any Share, or otherwise making an entry in the Register relating to any Share (the Company may also require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed on it in connection with such transfer or entry).

TRANSMISSION OF SHARES
14.    Transmission of Shares

14.1
In the case of the death of a Shareholder, the survivor or survivors, where the deceased was holding the Shares as “joint holders”, and the estate representative, where he was sole holder, shall be the only person recognised by the Company as having any title to his Shares; but nothing herein contained shall release the estate of a deceased holder (whether the sole or joint) from any liability in respect of any Share held by him solely or jointly with other persons. For the purpose of this Bye-Law 14, estate representative means the person to whom probate or letters of administration has or have been granted in Bermuda or, failing any such person, such other person as the Board may in its absolute discretion determine to be the person recognised by the Company for the purpose of this Bye-Law 14. For greater certainty, where two (2) or more persons are registered as joint holders of a Share or Shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said Share or Shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

14.2
Subject to Bye-Law 6, any person becoming entitled to a Share in consequence of the death of a Shareholder or otherwise by operation of applicable law may, subject as hereafter provided and upon such evidence being produced as may from time to time be required by the Board as to his entitlement, either be registered himself as the holder of the Share or elect to have some person nominated by him registered as the transferee thereof. If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have his nominee registered, he shall signify his election by signing an instrument of transfer of such Share in favour of his nominee. All the limitations, restrictions and provisions of these Bye-Laws relating to the right to transfer and the registration of transfer of Shares shall be applicable to any such notice or instrument of transfer (if any) as aforesaid as if the death of the Shareholder or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Shareholder.

14.3
A person becoming entitled to a Share in consequence of the death of a Shareholder or otherwise by operation of applicable law shall (upon such evidence being produced as may from time to time be required by the Board as to his entitlement) be entitled to receive and may give a discharge for any dividends or other monies payable in respect of the Share, but he shall not be entitled in respect of the Share to receive notices of or to attend or vote at general meetings of the Company or, save as aforesaid, to exercise in respect of the Share any of the rights or privileges of a Shareholder until he shall have become registered as the holder thereof. The Board may at any time give notice requiring such person to elect either to be registered himself or to transfer the Share and, if the notice is not complied with within sixty (60) days, the Board may thereafter withhold payment of all dividends and other monies payable in respect of the Shares until the requirements of the notice have been complied with.

14.4	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law 14.
SHARE CAPITAL
15.    Increase of Capital

15.1	The Company may from time to time increase its capital by such sum to be divided into Shares of such par value as the Company by Resolution shall prescribe.

15.2
The Company may, by the Resolution increasing the capital, direct that the new Shares or any of them shall be offered in the first instance either at par or at a premium or (subject to the provisions of the Companies Acts) at a discount to all the holders for the time being of Shares of any class or classes in proportion to the number of such Shares held by them respectively or make any other provision as to the issue of the new Shares.

15.3	The new Shares shall be subject to all the provisions of these Bye-Laws with reference to lien, the payment of calls, forfeiture, transfer, transmission and otherwise.
16.    Alteration of Capital

16.1	Subject to Bye-Law 6 and the approval of the Board, the Company may from time to time by Resolution:

16.1.1	divide its Shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions;

16.1.2	consolidate and divide all or any of its Share capital into Shares of larger par value than its existing Shares;

16.1.3
sub-divide its Shares or any of them into Shares of smaller par value than is fixed by its memorandum, so that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in the case of the Share from which the reduced Share is derived;

16.1.4	make provision for the issue and allotment of Shares which do not carry any voting rights;

16.1.5
cancel Shares which, at the date of the passing of the relevant Resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its Share capital by the amount of the Shares so cancelled;

16.1.6	change the currency denomination of its Share capital.

16.2
Where any difficulty arises in regard to any division, consolidation, or subdivision under this Bye-Law 16, the Board may settle the same as it thinks expedient and, in particular, may arrange for the sale of the Shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the Shareholders who would have been entitled to the fractions, and for this purpose the Board may authorise a person to transfer the Shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

16.3
Subject to the Companies Acts and to any confirmation or consent required by law or these Bye-Laws, the Company may by Resolution from time to time convert any preference Shares into redeemable preference Shares.

17.    Reduction of Capital

17.1
Subject to Bye-Law 6, the Companies Acts, its memorandum and any confirmation or consent required by law, these Bye-Laws or otherwise, the Company may from time to time by Resolution authorise the reduction of its issued Share capital or any Share premium account in any manner.

17.2
In relation to any such reduction, the Company may by Resolution determine the terms upon which such reduction is to be effected including, in the case of a reduction of part only of a class of Shares, those Shares to be affected.

GENERAL MEETINGS AND RESOLUTIONS IN WRITING
18.    General Meetings and Resolutions in Writing

18.1
If required under the Companies Act, the Board shall convene and the Company shall hold general meetings as Annual General Meetings in accordance with the requirements of the Companies Acts at such times and places as the Board shall appoint or, if requested in writing signed by the Majority Common Shareholder, at such times and places as the Majority Common Shareholder shall request. The Board may, whenever it thinks fit, and shall, when required by the Companies Acts or when requested by the Majority Common Shareholder, convene general meetings other than Annual General Meetings which shall be called Special General Meetings, at such time and place as the Board may appoint or, if requested in writing signed by the Majority Common Shareholder, at such time and place as the Majority Common Shareholder shall request. Except as required by the Companies Acts or when requested by the Majority Common Shareholder, Special General Meetings may not be called by any person other than the Board.

18.2
Except in the case of the removal of auditors or Directors, anything which may be done by resolution of the Shareholders in general meeting or by resolution of any class of Shareholders in a separate general meeting may be done by resolution in writing. Any such Resolution shall be signed by such number of Shareholders (or the holders of such class of Shares) as provided in the Companies Acts. Such resolution in writing may be signed by the Shareholder or its proxy, or in the case of a Shareholder that is a corporation (whether or not a company within the meaning of the Companies Acts) by its representative on behalf of such Shareholder, in as many counterparts as may be necessary.

18.3
Notice of any resolution in writing to be made under this Bye-Law shall be given to all the Shareholders who would be entitled to attend a meeting and vote on the resolution. The requirement to give notice of any resolution in writing to be made under this Bye-Law to such Shareholders shall be satisfied by giving to those Shareholders a copy of that resolution in writing in the same manner as that required for a notice of a general meeting of the Company at which the resolution could have been considered, except that the length of the period of notice shall not apply. The date of the notice shall be set out in the copy of the resolution in writing.

18.4
The accidental omission to give notice, in accordance with this Bye-Law, of a resolution in writing to, or the non-receipt of such notice by, any person entitled to receive such notice shall not invalidate the passing of the resolution in writing.

18.5
For the purposes of this Bye-Law, the date of the resolution in writing is the date when the resolution in writing is signed by, or on behalf of, the Shareholder who establishes the relevant number of votes required for the passing of the resolution in writing and any reference in any enactment to the date of passing of a resolution is, in relation to a resolution in writing made in accordance with this Bye-Law, a reference to such date.

19.    Notice of General Meetings

19.1
An Annual General Meeting shall be called by not less than thirty (30) days’ notice in writing and a Special General Meeting shall be called by not less than seven (7) days, and, in either case, not more than ninety (90) days, notice in writing. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, day and time of the meeting, and the nature of the business to be considered. Notice of every general meeting shall be given in any manner permitted by these Bye- Laws to all Shareholders other than such as, under the provisions of these Bye- Laws or the terms of issue of the Shares they hold, are not entitled to receive such notice from the Company, and to every Director, and to any Resident Representative who or which has delivered a written notice upon the Registered Office requiring that such notice be sent to him or it.

19.2
A Shareholder present, either in person or by proxy, at any meeting of the Company or of the holders of any class of Shares present in person or by proxy shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

19.3
The accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or such instrument of proxy by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

19.4
The Board may cancel or postpone a meeting of the Shareholders after it has been convened and notice of such cancellation or postponement shall be served in accordance with these Bye-Laws upon all Shareholders entitled to notice of the meeting so cancelled or postponed setting out, where the meeting is postponed to a specific date, notice of the new meeting in accordance with this Bye-Law 19.

20.    Notice of Nominations and Shareholder Business

20.1
Nominations of persons for election to the Board or the proposal of other business to be transacted by the Shareholders may be made at an Annual General Meeting only (i) pursuant to the Company’s notice of meeting, (ii) by or at the direction of the Board or (iii) by any Shareholder who is a Shareholder of record at the time of giving of notice provided for in Bye-Laws 20.1 – 20.3, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in Bye-Laws 20.1 – 20.3.

20.2
For nominations or other business to be properly brought before an Annual General Meeting or by a Shareholder pursuant to clause (iii) of Bye-Law 20.1, the Shareholder must have given timely notice thereof in writing to the Secretary and any such proposed business (other than the nominations of persons for election to the Board) must constitute a proper matter for Shareholder action. To be timely, a Shareholder’s notice shall be delivered to, or mailed and received by, the Secretary at the Registered Office (or at such other place or places as the Board may otherwise specify for this purpose) not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s Annual General Meeting of Shareholders; PROVIDED HOWEVER, that in the event that the date of the Annual General Meeting is advanced more than thirty (30) days prior to such anniversary date or delayed more than seventy (70) days after such anniversary date then to be timely such notice must be received by the Company no earlier than ninety (90) days prior to such Annual General Meeting and no later than the later of sixty (60) days prior to such Annual General Meeting or the tenth (10th) day following the day on which public announcement of the date of the meeting was first made by the Company. In no event shall the public announcement of an adjournment or postponement of an Annual General Meeting commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.

20.3
A Shareholder’s notice to the Secretary shall set forth (a) as to each person whom the Shareholder proposes to nominate for election or re-election as a Director all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), (b) as to any other business that the Shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bye-Laws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Shareholder and the beneficial owner, if any, on whose behalf the proposal is made and (c) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

20.3.1	the name and address, as they appear on the Register, of such Shareholder and any such beneficial owner;

20.3.2	the class or series and number of Shares which are held of record or are beneficially owned by such Shareholder and by any such beneficial owner;

20.3.3
a description of any agreement, arrangement or understanding between or among such Shareholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

20.3.4
a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned Shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of Share price changes for, or increase or decrease the voting power of, such Shareholder or any such beneficial owner, or any such nominee, with respect to the Company’s securities;

20.3.5
a representation that the Shareholder is a holder of record of Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting; and

20.3.6
a representation as to whether such Shareholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding Shares required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from Shareholders in support of such proposal or nomination.

20.4
Only such business shall be conducted at an Annual General Meeting or a Special General Meeting as shall have been brought before the meeting pursuant to the Company’s notice of meeting pursuant to Bye-Law 19, or otherwise in accordance with the Companies Acts. Nominations of persons for election to the Board of the Company at a Special General Meeting may be made by Shareholders only (i) in accordance with Bye-Law 18.1 or (ii) if the election of directors is included as business to be brought before a Special General Meeting in the Company’s notice of meeting, then only by any Shareholder of the Company who is a Shareholder of record at the time of giving of notice provided for in this Bye-Law 20, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Bye-Law 20. The proposal by Shareholders of other business to be conducted at a Special General Meeting may be made only in accordance with Bye-Law 18.1. For nominations to be properly brought by a Shareholder before a Special General Meeting pursuant to this Bye-Law 20, the Shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a Shareholder’s notice shall be delivered to or mailed and received at the Registered Office (or at such other place or places as the Board may otherwise specify for this purpose) (A) not earlier than ninety (90) days prior to the date of the Special General Meeting nor (B) later than the later of sixty (60) days prior to the date of the Special General Meeting or the tenth (10th) day following the day on which public announcement of the date of the Special General Meeting was first made. A Shareholder’s notice to the Secretary shall comply with the notice requirements of Bye-Law 20.3.

20.5
At the request of the Board, any person nominated by the Board for election as a Director shall furnish to the Secretary the information that is required to be set forth in a Shareholder’s notice of nomination that pertains to the nominee. No person shall be eligible to be nominated by a Shareholder to serve as a Director unless nominated in accordance with the procedures set forth in this Bye-Law 20. No business shall be conducted at a general meeting except in accordance with the procedures set forth or referenced in Bye-Law 18.1 and this Bye-Law 20. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bye-Laws or that business was not properly brought before the meeting, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Bye-Law 20, unless otherwise required by law, if the Shareholder (or a qualified representative of the Shareholder) does not appear at the annual or special meeting of Shareholders of the Company to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Company.

20.6
Without limiting the foregoing provisions of this Bye-Law 20, a Shareholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Bye-Law 20; PROVIDED, HOWEVER, that any references in these Bye-Laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Bye-Law 20, and compliance with this Bye-Law 20 shall be the exclusive means for a Shareholder (other than the Majority Common Shareholder) to make nominations or submit other business (other than as provided in the last sentence of this Bye-Law 20.6). Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Bye-Law 20 other than a nomination shall be deemed satisfied by a Shareholder if such Shareholder has submitted a proposal to the Company in compliance with Rule 14a-8 promulgated under the Exchange Act and such Shareholder’s proposal is required to be included in a proxy statement that has been prepared by the Company to solicit proxies for the meeting of Shareholders.

20.7
Notwithstanding anything to the contrary contained in these Bye-Laws, the provisions of Bye-Law 20 (or any part thereof) shall not apply to any nomination, notice, appointment or election of a Director or to any other business to be transacted at any Annual General Meeting, Special General Meeting, general meeting convened in accordance with the requirements of the Companies Acts or pursuant to any resolution in writing pursuant to Bye-Law 18.2, which, in any such case, is proposed by a Majority Common Shareholder.

21.    Proceedings at General Meetings

21.1
In accordance with the Companies Acts, a general meeting may be held with only one (1) individual present provided that the requirement for a quorum is satisfied. No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the meeting. Save as otherwise provided by these Bye-Laws, Shareholders entitled to vote at any general meeting and present in person or by proxy representing not less than 25% of the Shares, shall be a quorum for all purposes.

21.2
If within five (5) minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting, if convened on the requisition of Shareholders, shall be dissolved. In any other case, it shall stand adjourned to such other day and such other time and place as the chairman of the meeting may determine and at such adjourned meeting one (1) Shareholder present in person or by proxy and entitled to vote shall be a quorum. The Company shall give not less than seven (7) days’ notice of any meeting adjourned through want of a quorum and such notice shall state that the one (1) Shareholder present in person or by proxy (whatever the number of Shares held by them) and entitled to vote shall be a quorum.

21.3
A meeting of the Shareholders or any class thereof may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone, video conference and webcast) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting. If it appears to the chairman of a general meeting that the Specified Place is inadequate to accommodate all persons entitled and wishing to attend, the meeting is duly constituted and its proceedings are valid if the chairman is satisfied that adequate facilities are available, whether at the Specified Place or elsewhere, to ensure that each such person who is unable to be accommodated at the Specified Place is able to communicate simultaneously and instantaneously with the persons present at the Specified Place, whether by the use of microphones, loud-speakers, audio-visual or other communications equipment or facilities.

21.4	Each Director, and upon giving the notice referred to in Bye-Law 19.1 above, the Resident Representative, if any, shall be entitled to attend and speak at any general meeting of the Company.

21.5
The Board may choose one of their number to preside as chairman at every general meeting. If there is no such chairman, or if at any meeting the chairman is not present within five (5) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present shall choose one of their number to act or if only one Director is present he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the persons present and entitled to vote on a poll shall elect one of their number to be chairman.

21.6
The chairman of the meeting may, with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for three (3) months or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as expressly provided by these Bye-Laws, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

22.    Voting

22.1
Save where a greater majority is required by the Companies Acts or these Bye- Laws and subject to Bye-Law 6, any question proposed for consideration at any general meeting shall be decided on by a simple majority of votes cast.

22.2
Subject to any rights or restrictions for the time being lawfully attached to any class of Shares and subject to the provisions of these Bye-Laws including any adjustments made to the voting power of the Shares of any Shareholder pursuant to Bye-Law 6, at any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands or by a count of votes received in the form of electronic records, unless (before or on the declaration of the result of the show of hands or count of votes received as electronic records or on the withdrawal of any other demand for a poll) a poll is demanded by:

22.2.1	the chairman of the meeting; or

22.2.2	at least three (3) Shareholders present in person or represented by proxy; or

22.2.3
any Shareholder or Shareholders present in person or represented by proxy and holding between them not less than one tenth (1/10) of the total voting rights of all the Shareholders having the right to vote at such meeting; or

22.2.4
a Shareholder or Shareholders present in person or represented by proxy holding Shares conferring the right to vote at such meeting, being Shares on which an aggregate sum has been Paid-Up equal to not less than one tenth (1/10) of the total sum Paid-Up on all such Shares conferring such right. The demand for a poll may be withdrawn by the person or any of the persons making it at any time prior to the declaration but only with the consent of the chairman and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand for a poll was made. Unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands or count of votes received as electronic records, been carried or carried unanimously or by a particular majority or not carried by a particular majority or lost shall be final and conclusive, and an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded for or against such resolution.

22.3	If a poll is duly demanded, the result of the poll shall be deemed to be the resolution of the meeting at which the poll is demanded.

22.4
A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner and either forthwith or at such time (being not later than three (3) months after the date of the demand) and place as the chairman shall direct and he may appoint scrutineers (who need not be Shareholders) and fix a time and place for declaring the result of the poll. It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll.

22.5
The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

22.6	On a poll, votes may be cast either personally or by proxy.

22.7	A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

22.8
In the case of an equality of votes at a general meeting, whether on a show of hands or count of votes received as electronic records or on a poll, the chairman of such meeting shall not be entitled to a second or casting vote and the resolution shall fail.

22.9
In the case of joint holders of a Share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding.

22.10
A Shareholder who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any Court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such Court and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as such Shareholder for the purpose of general meetings.

22.11
No Shareholder shall, unless the Board otherwise determines, be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of Shares in the Company have been paid.

22.12	If:

22.12.1	any objection shall be raised to the qualification of any voter; or,

22.12.2	any votes have been counted which ought not to have been counted or which might have been rejected; or,

22.12.3	any votes are not counted which ought to have been counted,
the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.
23.    Proxies and Corporate Representatives

23.1
A Shareholder may appoint one or more persons as his proxy, with or without the power of substitution, to represent him and vote on his behalf in respect of all or some of his Shares at any general meeting (including an adjourned meeting). A proxy need not be a Shareholder. 23.2 The instrument appointing a proxy or corporate representative shall be in writing executed by the appointor or his attorney authorised by him in writing or, if the appointor is a corporation, either under its seal or executed by an officer, attorney or other person authorised to sign the same.

23.3
Any Shareholder may appoint a proxy or (if a corporation) representative (or representatives) for a specific general meeting, and adjournments thereof, or may appoint a standing proxy or (if a corporation) representative, by serving on the Company at the Registered Office, or at such place or places as the Board may otherwise specify for the purpose, a proxy or (if a corporation) an authorisation. Any standing proxy or authorisation shall be valid for all general meetings and adjournments thereof or resolutions in writing, as the case may be, until notice of evocation is received at the Registered Office or at such place or places as the Board may otherwise specify for the purpose. Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Shareholder is present or in respect to which the Shareholder has specially appointed a proxy or representative. The Board may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it.

23.4
Any Shareholder may irrevocably appoint a proxy and in such case: (i) such proxy shall be irrevocable in accordance with the terms of the instrument of appointment; (ii) the holder of such proxy shall be the only person entitled to vote the relevant Shares at any meeting at which such holder is present; and (iii) the Company shall be obliged to recognise the holder of such proxy until such time as such holder shall notify the Company in writing that such proxy is no longer in force.

23.5
Subject to Bye-Law 23.3, the instrument appointing a proxy or corporate representative together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the Registered Office (or at such place as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a resolution in writing, in any document sent therewith) prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a resolution in writing, prior to the effective date of the resolution in writing and in default the instrument of proxy or authorisation shall not be treated as valid.

23.6
Instruments of proxy or authorisation shall be in any common form or in such other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting or any resolution in writing forms of instruments of proxy or authorisation for use at that meeting or in connection with that resolution in writing. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any amendment of a resolution in writing or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates. If the terms of the appointment of a proxy include a power of substitution, any proxy appointed by substitution under such power shall be deemed to be the proxy of the Shareholder who conferred such power. All the provisions of these Bye- Laws relating to the execution and delivery of an instrument or other form of communication appointing or evidencing the appointment of a proxy shall apply, mutatis mutandis, to the instrument or other form of communication effecting or evidencing such an appointment by substitution.

23.7
A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the instrument of proxy or of the corporate authority, provided that no intimation in writing of such death, unsoundness of mind or revocation shall have been received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) at least one hour before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any resolution in writing at which the instrument of proxy or authorisation is used.

23.8
Subject to the Companies Acts, the Board may at its discretion waive any of the provisions of these Bye-Laws related to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend, speak and vote on behalf of any Shareholder at general meetings or to sign resolutions in writing.

BOARD OF DIRECTORS
24.    Appointment and Removal of Directors

24.1
The number of Directors of the Board shall be such number not less than three (3) as the Company by Resolution may, from time to time, determine. No share qualification shall be required of any Director.

24.2
The Directors shall be elected or appointed at the Annual General Meeting, at any Special General Meeting called for that purpose or by Resolution. The Shareholders may authorise the Directors to fill any vacancy in their number, from time to time.

24.3
Directors shall hold office for such term as the Shareholders may determine or, in the absence of such determination, until the next Annual General Meeting or until their successors are elected or appointed or their office is otherwise vacated.

24.4
The Company may in a Special General Meeting called for that purpose remove a Director, PROVIDED notice of any such meeting shall be served upon the Director concerned not less than fourteen (14) days before such meeting and s/he shall be entitled to be heard at such meeting.

25.    Resignation and Disqualification of Directors

25.1	The office of a Director shall be vacated upon the happening of any of the following events:

25.1.1	if he resigns his office by notice in writing delivered to the Registered Office or tendered at a meeting of the Board;

25.1.2	if he becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that his office is vacated;

25.1.3	if he becomes bankrupt under the laws of any country or compounds with his creditors;

25.1.4	if he is prohibited by law from being a Director; or

25.1.5	if he ceases to be a Director by virtue of the Companies Acts or these Bye-Laws or is removed from office pursuant to Bye-Law 24.4.

25.2	The provisions of section 93 of the Companies Act 1981 of Bermuda shall not apply to the Company.
26.    Alternate Directors

26.1
A Director may appoint another Director as his Alternate Director and may remove such Alternate Director. Any appointment or removal of an Alternate Director by a Director shall be effected by delivery of a written notice of appointment or removal to the Secretary at the Registered Office, signed by such Director, and such notice shall be effective immediately upon receipt or on any later date specified in that notice. Any Alternate Director may be removed by the Board. An Alternate Director may also be a Director in his own right and may act as alternate to more than one Director.

26.2	An Alternate Director shall cease to be an Alternate Director:

26.2.1	if his appointor ceases to be a Director;

26.2.2	on the happening of any event which, if he were a Director, would cause him to vacate his office as Director;

26.2.3	if he is removed from office pursuant to Bye-Law 26.1; or

26.2.4	if he resigns his office by notice to the Secretary at the Registered Office.

26.3
An Alternate Director shall be entitled to receive notices of all meetings of Directors, to attend, be counted in the quorum and vote at any such meeting at which any Director to whom he is alternate is not personally present, and generally to perform all the functions of any Director to whom he is alternate in his absence.

26.4
Every person acting as an Alternate Director shall (except as regards powers to appoint an alternate and remuneration) be subject in all respects to the provisions of these Bye-Laws relating to Directors and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for any Director for whom he is alternate. An Alternate Director may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director. Every person acting as an Alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). The signature of an Alternate Director to any resolution in writing of the Board or a committee of the Board shall, unless the terms of his appointment provides to the contrary, be as effective as the signature of the Director or Directors to whom he is alternate.

27.    Directors’ Fees and Additional Remuneration and Expenses

27.1
The amount, if any, of Directors' fees and any additional remuneration shall from time to time be determined by the Majority Common Shareholder. Unless otherwise determined to the contrary, such fees shall be deemed to accrue from day-to-day. Each Director may be paid his reasonable travel, hotel and incidental expenses in attending and returning from meetings of the Board or committees constituted pursuant to these Bye-Laws or general meetings and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director. Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.

27.2
No Director or former Director shall be accountable to the Company or the Shareholders for any benefit provided pursuant to this Bye-Law 27 and the receipt of any such benefit shall not disqualify any person from being or becoming a Director.

28.    Directors’ Interests

28.1
A Director may hold any other office or place of profit with the Company (except that of auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine, and may be paid such extra remuneration therefor (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.

28.2
A Director may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

28.3
Subject to the provisions of the Companies Acts, a Director may notwithstanding his office be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested; and be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is interested. The Board may also cause the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.

28.4
So long as, where it is necessary, he declares the nature of his interest at the first opportunity at a meeting of the Board or by writing to the Directors as required by the Companies Acts, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these Bye-Laws allow him to be appointed or from any transaction or arrangement in which these Bye-Laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit.

28.5
A Director who has disclosed his interest in a transaction or arrangement with the Company, or in which the Company is otherwise interested, may be counted in the quorum and vote at any meeting at which such transaction or arrangement is considered by the Board.

28.6
Subject to the Companies Acts and any further disclosure required thereby, a general notice to the Directors by a Director or Officer declaring that he is interested (directly or indirectly) in any transaction or arrangement proposed to be entered into by the Company shall be a sufficient declaration of interest in relation to such transaction or arrangement.

29.    Corporate Opportunities

29.1
Subject to any express agreement that may from time to time be in effect, each of (x) any Director or Officer who is also a director, officer, employee, managing director or Affiliate of an EXOR Group Member (collectively, the “Managers”) and (y) their respective Affiliates, may, and shall have no duty not to, in each case on behalf of the Managers or their Affiliates (the persons and entities in clauses (x) and (y), each a “Covered Manager Person”), to the fullest extent permitted by applicable law, (i) carry on and conduct, whether directly or indirectly, including (without limitation) as a partner in any partnership, as a joint venturer in any joint venture, or a director, officer, employee or shareholder of any Company, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Company, (ii) do business with any client, customer, vendor or other person that has a commercial relationship with the Company or any of its Affiliates, and (iii) make investments in any kind of property in which the Company may make investments. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy of the Company to participate in any business of the Managers or their Affiliates, and waives any claim against a Covered Manager Person and shall indemnify a Covered Manager Person against any claim that such Covered Manager Person is liable to the Company or its shareholders for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business.

29.2
If a Covered Manager Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Manager Person, in his or her EXOR Group Member-related capacity, or an EXOR Group Member (other than the Company) and (y) the Company, the Covered Manager Person shall not, to the fullest extent permitted by applicable law, have any duty to offer or communicate information regarding such corporate opportunity to the Company. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy of the Company in such corporate opportunity and waives any claim against each Covered Manager Person and shall indemnify a Covered Manager Person against any claim that such Covered Manager Person is liable to the Company or its shareholders for breach of any fiduciary duty solely by reason of the fact that such Covered Manager Person (i) pursues or acquires any corporate opportunity for the account of an EXOR Group Member, (ii) directs, recommends, sells, assigns, or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to the Company, PROVIDED, HOWEVER, in each case, that any corporate opportunity which is expressly offered to a Covered Manager Person in writing solely in his or her capacity as a Director or Officer shall belong to the Company.

29.3	Any person or entity purchasing or otherwise acquiring any interest in any Shares of the Company shall be deemed to have notice of and to have consented to the provisions of this Bye-Law 29.
POWERS AND DUTIES OF THE BOARD
30.    Powers and Duties of the Board

30.1
Subject to the provisions of the Companies Acts and these Bye-Laws, the Board shall manage the business of the Company and may pay all expenses incurred in promoting and incorporating the Company and may exercise all the powers of the Company. No alteration of these Bye-Laws shall invalidate any prior act of the Board which would have been valid if that alteration had not been made. The powers given by this Bye-Law 30 shall not be limited by any special power given to the Board by these Bye-Laws and a meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

30.2	The Board may exercise all the powers of the Company except those powers that are required by the Companies Acts or these Bye-Laws to be exercised by the Shareholders.

30.3
All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time determine.

30.4
In addition to its powers under Bye-Law 27, the Board on behalf of the Company may provide benefits, whether by the payment of gratuities or pensions or otherwise, for any person including any Director or former Director who has held any executive office or employment with the Company or with any body corporate which is or has been a subsidiary or Affiliate of the Company or a predecessor in the business of the Company or of any such subsidiary or Affiliate, and to any member of his family or any person who is or was dependent on him, and may contribute to any fund and pay premiums for the purchase or provision of any such gratuity, pension or other benefit, or for the insurance of any such person.

30.5
The Board may from time to time appoint one or more of its body to hold any other employment or executive office with the Company for such period and upon such terms as the Board may determine and may revoke or terminate any such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Any person so appointed shall receive such remuneration (if any) (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and either in addition to or in lieu of his remuneration as a Director.

31.    Delegation of the Board’s Powers

31.1
The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Bye-Laws) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him. Such attorney may, if so authorised by the power of attorney, execute any deed, instrument or other document on behalf of the Company.

31.2
The Board may entrust to and confer upon any Director, Officer or, without prejudice to the provisions of Bye-Law 31.3, other person any of the powers, authorities and discretions exercisable by it upon such terms and conditions with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, authorities and discretions, and may from time to time revoke or vary all or any of such powers, authorities and discretions, but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

31.3
The Board may delegate any of its powers, authorities and discretions to committees, consisting of one (1) or more persons, as it thinks fit. Any committee so formed shall, in the exercise of the powers authorities and discretions so delegated, conform to any directions which may be imposed upon it by the Board. The meetings and proceedings of any such committee shall be governed by the provisions of these Bye-Laws regulating the meetings and proceedings of the Board, so far as the same are applicable and are not superseded by directions imposed by the Board.

32.    Proceedings of the Board

32.1
The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it thinks fit. Questions arising at any meeting shall be determined by a majority of votes cast at a meeting at which a quorum is present. In the case of an equality of votes, the motion shall be deemed to have been lost. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board.

32.2
Notice of a meeting of the Board may be given to a Director by word of mouth or in any manner permitted by these Bye-Laws. A Director may retrospectively waive the requirement for notice of any meeting by consenting in writing to the business conducted at the meeting.

32.3
The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be three (3) individuals and requires the presence of at least one Majority Shareholder Director Designee for so long as the Board consists of at least one Majority Shareholder Director Designee. Any Director who ceases to be a Director at a meeting of the Board may continue to be present and to act as a Director and be counted in the quorum until the termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

32.4
A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or proposed contract, transaction or arrangement with the Company and has complied with the provisions of the Companies Acts and these Bye-Laws with regard to disclosure of his interest shall be entitled to vote in respect of any contract, transaction or arrangement in which he is so interested and if he shall do so his vote shall be counted, and he shall be taken into account in ascertaining whether a quorum is present.

32.5
The Resident Representative shall, upon delivering written notice of an address for the purposes of receipt of notice to the Registered Office, be entitled to receive notice of, attend and be heard at, and to receive minutes of all meetings of the Board.

32.6
So long as a quorum of Directors remains in office, the continuing Directors may act notwithstanding any vacancy in the Board but, if no such quorum remains, the continuing Directors or a sole continuing Director may act only for the purpose of (i) calling a general meeting or (ii) preserving the assets of the Company.

32.7
The Board may choose one of their number to preside as chairman at every meeting of the Board. If there is no such chairman, or if at any meeting the chairman is not present within five (5) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present may choose one of their number to be chairman of the meeting.

32.8
The meetings and proceedings of any committee consisting of one (1) or more members shall be governed by the provisions contained in these Bye-Laws for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board.

32.9
A resolution in writing signed by all the Directors for the time being entitled to receive notice of a meeting of the Board (or by an Alternate Director, as provided for in these Bye-Laws) or by all the members of a committee for the time being shall be as valid and effectual as a resolution passed at a meeting of the Board or, as the case may be, of such committee duly called and constituted. Such resolution may be contained in one document or in several documents in the like form each signed by one or more of the Directors or members of the committee concerned.

32.10
A meeting of the Board or a committee appointed by the Board may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, where the chairman of the meeting then is.

32.11
All acts done by the Board or by any committee or by any person acting as a Director or member of a committee or any person duly authorised by the Board or any committee shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated their office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director, member of such committee or person so authorised.

OFFICERS
33.    Officers

33.1
The Officers of the Company, who may or may not be Directors, may be appointed by the Board at any time. Any person appointed pursuant to this Bye- Law 33 shall hold office for such period and upon such terms as the Board may determine and the Board may revoke or terminate any such appointment. Any such revocation or termination shall be without prejudice to any claim for damages that such Officer may have against the Company or the Company may have against such Officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Companies Acts or these Bye-Laws, the powers and duties of the Officers of the Company shall be such (if any) as are determined from time to time by the Board.

MINUTES
34.    Minutes

34.1	The Board shall cause minutes to be made and books kept for the purpose of recording:

34.1.1	all appointments of Officers made by the Board;

34.1.2	the names of the Directors and other persons (if any) present at each meeting of the Board and of any committee; and

34.1.3	all proceedings at meetings of the Company, of the holders of any class of Shares in the Company, of the Board and of committees appointed by the Board.

34.2
Shareholders shall only be entitled to see the Register of Directors and Officers, the Register, the financial information provided for in Bye-Law 41.3 and the minutes of meetings of the Shareholders of the Company.

SECRETARY AND RESIDENT REPRESENTATIVE
35.    Secretary and Resident Representative

35.1
The Secretary (including one or more deputy or assistant secretaries) and, if required, the Resident Representative, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary and Resident Representative so appointed may be removed by the Board. The duties of the Secretary and the duties of the Resident Representative shall be those prescribed by the Companies Acts together with such other duties as shall from time to time be prescribed by the Board.

35.2
A provision of the Companies Acts or these Bye-Laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

THE SEAL
36.    The Seal

36.1
The Board may authorise the production of a common seal of the Company and one or more duplicate common seals of the Company, which shall consist of a circular device with the name of the Company around the outer margin thereof and the country and year of registration in Bermuda across the centre thereof.

36.2	Any document required to be under seal or executed as a deed on behalf of the Company may be:

36.2.1	executed under the Seal in accordance with these Bye-Laws; or

36.2.2	signed or executed by any person authorised by the Board for that purpose, without the use of the Seal.

36.3
The Board shall provide for the custody of every Seal. A Seal shall only be used by authority of the Board or of a committee constituted by the Board. Subject to these Bye-Laws, any instrument to which a Seal is affixed shall be attested by the signature of:

36.3.1	a Director; or

36.3.2	the Secretary; or

36.3.3	any one person authorised by the Board for that purpose.
DIVIDENDS AND OTHER PAYMENTS
37.    Dividends and Other Payments

37.1
Except insofar as the rights attaching to, or the terms of issue of, any Share otherwise provide, the Board may from time to time declare dividends or distributions out of contributed surplus to be paid to the Shareholders according to their rights and interests, including such interim dividends as appear to the Board to be justified by the position of the Company. The Board, in its discretion, may determine that any dividend shall be paid in cash or shall be satisfied, subject to Bye-Law 38, in paying up in full Shares in the Company to be issued to the Shareholders credited as fully paid or partly paid or partly in one way and partly the other. The Board may also pay any fixed cash dividend which is payable on any Shares of the Company half yearly or on such other dates, whenever the position of the Company, in the opinion of the Board, justifies such payment.

37.2	Except insofar as the rights attaching to, or the terms of issue of, any Share otherwise provide:

37.2.1
all dividends or distributions out of contributed surplus may be declared and paid according to the amounts Paid-Up on the Shares in respect of which the dividend or distribution is paid, and an amount Paid-Up on a Share in advance of calls may be treated for the purpose of this Bye-Law 37 as Paid-Up on the Share;

37.2.2
dividends or distributions out of contributed surplus may be apportioned and paid pro rata according to the amounts Paid-Up on the Shares during any portion or portions of the period in respect of which the dividend or distribution is paid.

37.3
The Board may deduct from any dividend, distribution or other monies payable to a Shareholder by the Company on or in respect of any Shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of Shares of the Company.

37.4	No dividend, distribution or other monies payable by the Company on or in respect of any Share shall bear interest against the Company.

37.5
Any dividend, distribution or interest, or part thereof payable in cash, or any other sum payable in cash to the holder of Shares may be paid by cheque or warrant sent through the post or by courier addressed to the holder at his address in the Register or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the Shares at his registered address as appearing in the Register or addressed to such person at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register in respect of such Shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two (2) or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the Shares held by such joint holders.

37.6
Any dividend or distribution out of contributed surplus unclaimed for a period of six (6) years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company and the payment by the Board of any unclaimed dividend, distribution, interest or other sum payable on or in respect of the Share into a separate account shall not constitute the Company a trustee in respect thereof.

37.7
The Board may also, in addition to its other powers, direct payment or satisfaction of any dividend or distribution out of contributed surplus wholly or in part by the distribution of specific assets, and in particular of paid-up Shares or debentures of any other company, and where any difficulty arises in regard to such distribution or dividend, the Board may settle it as it thinks expedient, and in particular, may authorise any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution or dividend purposes of any such specific assets and may determine that cash payments shall be made to any Shareholders upon the footing of the values so fixed in order to secure equality of distribution and may vest any such specific assets in trustees as may seem expedient to the Board, PROVIDED that such dividend or distribution may not be satisfied by the distribution of any partly paid Shares or debentures of any company without the sanction of a Resolution.

38.    Reserves
The Board may, before declaring any dividend or distribution out of contributed surplus, set aside such sums as it thinks proper as reserves which shall, at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit. The Board may also without placing the same to reserve carry forward any sums which it may think it prudent not to distribute.
CAPITALISATION OF PROFITS
39.    Capitalisation of Profits

39.1
The Board may from time to time resolve to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund which is available for distribution or to the credit of any Share premium account and accordingly that such amount be set free for distribution amongst the Shareholders or any class of Shareholders who would be entitled thereto if distributed by way of dividend and in the same proportions, on the footing that the same be not paid in cash but be applied either in or towards paying up amounts for the time being unpaid on any Shares in the Company held by such Shareholders respectively or in payment up in full of unissued Shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid amongst such Shareholders, or partly in one way and partly in the other, PROVIDED that for the purpose of this Bye-Law 39, a Share premium account may be applied only in paying up of unissued Shares to be issued to such Shareholders credited as fully paid.

39.2
Where any difficulty arises in regard to any distribution under this Bye-Law 39, the Board may settle the same as it thinks expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Shareholders in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Shareholders.

RECORD DATES
40.    Record Dates

40.1
Notwithstanding any other provisions of these Bye-Laws, the Board may fix any date as the record date for any dividend, distribution, allotment or issue and as more particularly set out in Bye-Law 40.2 for the purpose of identifying the persons entitled to receive notices of any general meeting and to vote at any general meeting. Any such record date may be on or at any time before or after any date on which such dividend, distribution, allotment or issue is declared, paid or made or such notice is despatched.

40.2
In relation to any general meeting of the Company or of any class of Shareholder or to any adjourned meeting or any poll taken at a meeting or adjourned meeting of which notice is given, the Board may specify in the notice of meeting or adjourned meeting or in any document sent to Shareholders by or on behalf of the Board in relation to the meeting, a time and date (a “Record Date”) prior to the date fixed for the meeting (the “Meeting Date”) and, notwithstanding any provision in these Bye-Laws to the contrary, in such case:

40.2.1
each person entered in the Register at the Record Date as a Shareholder, or a Shareholder of the relevant class (a “Record Date Holder”) shall be entitled to attend and to vote at the relevant meeting and to exercise all of the rights or privileges of a Shareholder, or a Shareholder of the relevant class, in relation to that meeting in respect of the Shares, or the Shares of the relevant class, registered in his name at the Record Date;

40.2.2
as regards any Shares, or Shares of the relevant class, which are registered in the name of a Record Date Holder at the Record Date but are not so registered at the Meeting Date (“Relevant Shares”), each holder of any Relevant Shares at the Meeting Date shall be deemed to have irrevocably appointed that Record Date Holder as his proxy for the purpose of attending and voting in respect of those Relevant Shares at the relevant meeting (with power to appoint, or to authorise the appointment of, some other person as proxy), in such manner as the Record Date Holder in his absolute discretion may determine; and

40.2.3
accordingly, except through his proxy pursuant to Bye-Law 40.2.2, a holder of Relevant Shares at the Meeting Date shall not be entitled to attend or to vote at the relevant meeting, or to exercise any of the rights or privileges of a Shareholder, or a Shareholder of the relevant class, in respect of the Relevant Shares at that meeting.

40.3
The entry of the name of a person in the Register as a Record Date Holder shall be sufficient evidence of his appointment as proxy in respect of any Relevant Shares for the purposes of this paragraph, but all the provisions of these Bye-Laws relating to the execution and deposit of an instrument appointing a proxy or any ancillary matter (including the Board’s powers and discretions relevant to such matter) shall apply to any instrument appointing any person other than the Record Date Holder as proxy in respect of any Relevant Shares.

ACCOUNTING RECORDS
41.    Accounting Records

41.1
The Board shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions, in accordance with the Companies Acts.

41.2
The records of account shall be kept at the Registered Office or at such other place or places as the Board thinks fit, and shall at all times be open to inspection by the Directors, PROVIDED that if the records of account are kept at some place outside Bermuda, there shall be kept at an office of the Company in Bermuda such records as will enable the Directors to ascertain with reasonable accuracy the financial position of the Company at the end of each three (3) month period. No Shareholder (other than an Officer of the Company) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorised by the Board.

41.3
A copy of every balance sheet and statement of income and expenditure, including every document required by law to be annexed thereto, which is to be laid before the Company in general meeting, together with a copy of the auditors’ report, shall be sent to each person entitled thereto in accordance with the requirements of the Companies Acts.

AUDIT
42.    Audit
Save and to the extent that an audit is waived in the manner permitted by the Companies Acts, auditors shall be appointed and their duties regulated in accordance with the Companies Acts, any other applicable law and such requirements not inconsistent with the Companies Acts as the Board may from time to time determine.
SERVICE OF NOTICES AND OTHER DOCUMENTS
43.    Service of Notices and Other Documents

43.1
Any notice or other document (including but not limited to a Share certificate, any notice of a general meeting of the Company, any instrument of proxy and any document to be sent in accordance with Bye Law 41) may be sent to, served on or delivered to any Shareholder by the Company

43.1.1	personally;

43.1.2	by sending it through the post (by airmail where applicable) in a prepaid letter addressed to such Shareholder at his address as appearing in the Register;

43.1.3	by sending it by courier to or leaving it at the Shareholder’s address appearing in the Register;

43.1.4
by, where applicable, sending it by email or facsimile or other mode of representing or reproducing words in a legible and non-transitory form or by sending an electronic record of it by electronic means, in each case to an address or number supplied by such Shareholder for the purposes of communication in such manner; or

43.1.5
by publication of an electronic record of it on a website and notification of such publication (which shall include the address of the website, the place on the website where the document may be found, and how the document may be accessed on the website) by any of the methods set out in paragraphs 43.1.1, 43.1.2, 43.1.3 or 43.1.4 of this Bye-Law 43, in accordance with the Companies Acts.

In the case of joint holders of a Share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders.

43.2	Any notice or other document shall be deemed to have been served on or delivered to any Shareholder by the Company

43.2.1	if sent by personal delivery, at the time of delivery;

43.2.2	if sent by post, forty-eight (48) hours after it was put in the post;

43.2.3	if sent by courier or facsimile, twenty-four (24) hours after sending;

43.2.4	if sent by email or other mode of representing or reproducing words in a legible and non-transitory form or as an electronic record by electronic means, twelve (12) hours after sending; or

43.2.5	if published as an electronic record on a website, at the time that the notification of such publication shall be deemed to have been delivered to such Shareholder, and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed and stamped and put in the post, published on a website in accordance with the Companies Acts and the provisions of these Bye-Laws, or sent by courier, facsimile, email or as an electronic record by electronic means, as the case may be, in accordance with these Bye-Laws.
Each Shareholder and each person becoming a Shareholder subsequent to the adoption of these Bye-Laws, by virtue of its holding or its acquisition and continued holding of a Share, as applicable, shall be deemed to have acknowledged and agreed that any notice or other document (excluding a Share certificate) may be provided by the Company by way of accessing them on a website instead of being provided by other means.

43.3
Any notice or other document delivered, sent or given to a Shareholder in any manner permitted by these Bye-Laws shall, notwithstanding that such Shareholder is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any Share registered in the name of such Shareholder as sole or joint holder unless his name shall, at the time of the service or delivery of the notice or document, have been removed from the Register as the holder of the Share, and such service or delivery shall for all purposes be deemed as sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the Share.

43.4
Save as otherwise provided, the provisions of these Bye-Laws as to service of notices and other documents on Shareholders shall mutatis mutandis apply to service or delivery of notices and other documents to the Company or any Director, Alternate Director or Resident Representative pursuant to these Bye-Laws.

WINDING UP
44.    Winding Up
If the Company shall be wound up, the liquidator may, with the sanction of a Resolution of the Company and any other sanction required by the Companies Acts, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purposes set such values as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any Shares or other assets upon which there is any liability.
INDEMNITY
45.    Indemnity

45.1
Subject to the proviso below, every Indemnified Person shall be fully indemnified and held harmless out of the assets of the Company against all liabilities, losses, damages or expenses (including but not limited to liabilities under contract, tort and statute or any applicable law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties and the indemnity contained in this Bye-Law 45 shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election PROVIDED ALWAYS that the indemnity contained in this Bye-Law 45 shall not extend to any matter which would render it void pursuant to the Companies Acts. The right to indemnification conferred in this Bye-Law 45 shall be a contract right.

45.2	No Indemnified Person shall be liable to the Company for the acts, defaults or omissions of any other Indemnified Person.

45.3
Every Indemnified Person shall be indemnified out of the assets of the Company against all liabilities incurred by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties in defending any proceedings, whether civil or criminal, in which judgement is given in his favour, in which he is acquitted, which is settled compromised or abandoned, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

45.4
To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relevant indemnity shall take effect as an obligation of the Company to immediately reimburse the person making such payment or effecting such discharge.

45.5
Each Shareholder and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company PROVIDED HOWEVER that such waiver shall not apply to any claims or rights of action arising out of the fraud or dishonesty of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

45.6
Expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to these Bye-Laws shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if any allegation of fraud or dishonesty is proved (after the exhaustion of all rights of appeal) against the Indemnified Person.

45.7
Each Shareholder, by virtue of, and as a condition precedent to, its acquisition and continued holding of a Share shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company as aforesaid, and when made by the Company under this Bye-Law 45 are made to meet expenditures incurred for the purpose of enabling such Indemnified Person to properly perform his or her duties to the Company.

45.8
The Company hereby acknowledges that each Indemnified Person may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Indemnified Person-Related Entities. The Company hereby agrees (i) that the Company is the indemnitor of first resort (i.e., its obligations to each Indemnified Person are primary and any obligation of the Indemnified Person-Related Entities to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Indemnified Person are secondary), (ii) that the Company shall be required to advance the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of these Bye-Laws, without regard to any rights any such Indemnified Person may have against the Indemnified Person-Related Entities and (iii) that the Company irrevocably waives, relinquishes and releases the Indemnified Person-Related Entities from any and all claims against the Indemnified Person-Related Entities for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Indemnified Person-Related Entities on behalf of any Indemnified Person with respect to any claim for which any such Indemnified Person has sought or may seek indemnification from the Company shall affect the foregoing and the Indemnified Person-Related Entities shall have the right of contributions and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of any such Indemnified Person against the Company.

45.9
The purpose of Bye-Laws 45.1 – 45.8 as a whole is to provide the broadest indemnity allowable at law, and to the extent any indemnification hereunder is prohibited, unenforceable or not authorized under applicable law, it is the intent of these Bye-Laws that such indemnification be interpreted as broadly as possible without invalidating the remaining provisions hereof. Specifically, to the extent prohibited by Bermuda law, these Bye-Laws shall not be applied or construed so as to result in the indemnification of any person, including an Indemnified Person, to the extent he is proven (after the exhaustion of all rights of appeal) to have engaged in fraud or dishonesty.

45.10
To the extent permitted by Bermuda law, any repeal, alteration or amendment of Bye-Laws 45.1 – 45.8, or adoption of any provision inconsistent therewith or any modification shall not adversely affect any rights to indemnification or to the advancement of expenses thereunder existing at the time of such repeal, alteration, amendment, adoption or modification with respect to any events, acts or omissions occurring immediately prior to such repeal, alteration, amendment, adoption or modification (regardless of when any proceeding, or part thereof, relating to such event, act or omission arises or is first threatened, commenced or completed).

AMALGAMATION AND MERGER
46.    Amalgamation and Merger
In addition to the approval of the Board, any resolution proposed for consideration at any general meeting to approve the amalgamation or merger of the Company with any other company, wherever incorporated, shall require the approval of a simple majority of votes cast at such meeting and the quorum for such meeting shall be that required in Bye-Law 21.1 and a poll may be demanded in respect of such resolution in accordance with the provisions of Bye-Law 22.2.
ALTERATION OF BYE-LAWS
47.    Alteration of Bye-Laws
These Bye-Laws may only be revoked or amended by the Board, but no such revocation or amendment shall be operative unless and until it is subsequently approved by Resolution.